EXHIBIT 11.  STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
             Years ended December 31, 1995 and 1994

             (In thousands, except per share amounts)

PRIMARY:                                              1995       1994
                                                      -----------------

Weighted average shares outstanding                   20,842     20,004

Net effect of dilutive stock options and warrants
 based on the treasury stock method using average
 market price                                              -      1,604
                                                      -----------------
Total weighted average shares                         20,842     21,608
                                                      =================

Net income (loss)                                     $ (553)    $  172
                                                      =================

Per share amount                                      $ (.03)    $  .01
                                                      =================

      In calculating weighted average shares, all securities convertible into common stock are excluded if their inclusion would have the effect of increasing the earnings per share amount or decreasing the loss per share amount otherwise computed. Fully diluted earnings (loss) per share is not presented because it is anti-dilutive.